Exhibit 10.3p
RESTRICTED UNIT AWARD AGREEMENT—NON-U.S. EMPLOYEES
Granted Under the
DICK’S SPORTING GOODS, INC.
AMENDED AND RESTATED 2012 STOCK AND INCENTIVE PLAN
(As Amended and Restated on June 9, 2021)
This Restricted Unit Award Agreement (this “Agreement”), dated as of the date of grant set forth below (the “Grant Date”), is made and entered into between Dick’s Sporting Goods, Inc. (the “Company”) and %%FIRST_NAME%-% %%LAST_NAME%-% (the “Grantee”), pursuant to, and subject to, the terms of the Company’s Amended and Restated 2012 Stock and Incentive Plan, as amended and restated (the “Plan”).
All capitalized terms not otherwise defined in this Agreement have the same meaning given such capitalized terms in the Plan, an electronic copy of which can be found on the Company’s equity administrator’s website (the “E*TRADE Employee Stock Plan Account”).
Grantee’s Name:    <First Name> <Last Name>
Grant Date:    <Grant Date>
Total Restricted Unit Number:    <Restricted Unit Number>
Vesting Date:    <Vesting Date>
1.Restricted Unit Award. Subject to, and pursuant to, all terms and conditions stated in this Agreement and in the Plan, as of the Grant Date, the Company hereby grants to the Grantee restricted units (“Restricted Units”) consisting of the right to receive shares of Common Stock (the “Shares”). Each Restricted Unit shall represent a right to receive one Share, to the extent such Restricted Unit is vested pursuant to the terms of this Agreement. The number of Restricted Units covered by this Agreement (the “Total Restricted Unit Number”) is set forth above.
2.Vesting. The Grantee shall earn the number of Restricted Units under this Agreement, and the Grantee’s rights to such earned Restricted Units shall vest and become nonforfeitable as of the vesting date set forth above (the “Vesting Date”), subject to Sections 4 and 20 of this Agreement.
3.Form and Timing of Payment of Vested Awards. Subject to the Restricted Units vesting in accordance with Section 2 and the other terms and conditions of this Agreement, the Restricted Units will be settled as soon as practicable following the applicable Vesting Date (the “Settlement Date”), but in no event later than March 15 of the year following the year in which the applicable Vesting Date occurs, by delivery to the Grantee of payment with respect to such Restricted Units in the form of Shares.
Except as otherwise provided in this Agreement and subject to satisfaction of the applicable tax withholding requirements set forth in Section 6, the Company shall deliver stock certificate(s) or other evidence of ownership representing the number of Shares earned in accordance with Section 2 to the Grantee as soon as practicable but in no event later than 30 days following the Vesting Date; provided, however, that: (i) no certificate(s) for, or other evidence of ownership of, the Shares shall be delivered with respect to the Restricted Units; and (ii) the Company shall not deliver stock certificate(s) or other evidence of ownership representing the Shares if the Committee, Board, Administrator or other authorized agent determines, in its sole discretion, that the delivery of such certificate(s) or other evidence of ownership would violate the terms of the Plan, this Agreement or applicable law.
4.Termination of Employment.
(a)Except as set forth in this Section 4, as otherwise approved by the Committee, as provided in a Company plan applicable to the Grantee or an agreement between the Grantee and the Company, if any, if the Grantee’s Continuous Status ceases for any reason prior to the Vesting Date, then, effective at the close of business on the date the Grantee’s Continuous Status ceases, all of the Grantee’s Restricted Units covered by this Agreement, whether earned or unearned, shall be automatically cancelled and forfeited in their entirety without any further obligation on the part of the Company, such that the Company shall not be obligated to deliver any Shares or any other compensation to the Grantee with respect to such cancelled and forfeited Restricted Units.
(b)Unless otherwise provided in a Company plan applicable to the Grantee, approved by the Committee, or pursuant to an agreement between the Grantee and the Company, if any, if during the period commencing on the Grant Date and ending on the Vesting Date (the “Vesting Period”):
(i)The Grantee’s Continuous Status terminates by reason of the Grantee’s “permanent and total disability” (as defined in Section 22(e)(3) of the Code) or death, the Award shall vest immediately, to the extent not previously vested. Any payments due to a deceased Grantee, if any, shall be paid to his or her estate.
(c)Solely for purposes of this Agreement, the Grantee’s Continuous Status as an Employee will be deemed to terminate on the date that the Grantee ceases to actively provide services to the Company or any Parent or Subsidiary (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement) and shall not be extended by any notice period mandated or implied under local law (or employment agreement) or any period during or for which the Grantee receives pay in lieu of notice or severance pay. The Company shall have the sole discretion to determine when the Grantee is no longer in active service for purposes of this Agreement, without reference to any other agreement, written or oral, including the Grantee’s contract of employment.

5.Limitation of Rights.
(a)The Grantee shall not have the rights and privileges of a stockholder of the Company with regard to the Shares underlying this Agreement, except as otherwise provided in the Plan and this Agreement. The Restricted Units may not be sold, assigned, pledged, exchanged, hypothecated, gifted or otherwise transferred, encumbered or disposed of. The Grantee represents and warrants to the Company that he or she shall not sell, assign, pledge, exchange, hypothecate, gift or otherwise transfer, encumber or dispose of the Restricted Units, or subject the Restricted Units to any adverse right, in violation of applicable securities laws or the provisions of the Plan or this Agreement.
(b)The Grantee shall not receive cash dividends on the Restricted Units, but instead shall, with respect to each Restricted Unit, be entitled to a cash dividend equivalent payment from the Company determined on each cash dividend payment date with respect to a Share with a record date occurring at any time following the Grant Date but prior to the date that the Shares represented by the Restricted Units are delivered to the Grantee in accordance with the provisions of this Agreement. The Company, in its sole discretion, may settle dividend equivalents in cash, Shares or a combination of cash and Shares. Such cash payment shall be equal to the dividend that would have been paid on the Share represented by each Restricted Unit had the Share been issued and outstanding and entitled to the dividend. All dividend equivalent amounts shall be accrued until the Restricted Units vest. Any dividend equivalent payment, less applicable taxes, will be wired to the Grantee’s E*TRADE account as soon as administratively possible upon the vesting of the Restricted Units. However, no such dividend equivalent payments shall be paid if the Grantee does not vest in the Restricted Units.
6.Income Taxes. The Grantee acknowledges that any income for federal, state, provincial or local income tax purposes that the Grantee is required to recognize on account of the vesting and settlement of the Restricted Units to the Grantee may be subject to withholding of tax by the Company as required by law. The Grantee acknowledges that the Grantee, not the Company, shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement. If the Grantee has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Grantee acknowledges that the Company may be required to collect, withhold or account for taxes in more than one jurisdiction.
7.No Guarantee of Continued Employment. THE GRANTEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE SHARES PURSUANT TO THIS AGREEMENT WILL OCCUR THROUGH THE LAPSE OF THE VESTING SCHEDULE SET FORTH HEREIN AND BY CONTINUING AS AN EMPLOYEE, NON-EMPLOYEE DIRECTOR OR CONSULTANT, AS APPLICABLE (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THE RESTRICTED UNITS OR ACQUIRING SHARES HEREUNDER). THE GRANTEE FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH THE GRANTEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE THE GRANTEE’S RELATIONSHIP WITH THE COMPANY AT ANY TIME, WITH OR WITHOUT SERIOUS CAUSE.

8.Binding Effect; No Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Company and the Grantee and their respective heirs, representatives, successors and permitted assigns. This Agreement shall not confer any rights or remedies upon any person other than the Company and the Grantee and their respective heirs, representatives, successors and permitted assigns. The parties agree that this Agreement shall survive the issuance of the Shares.
9.Agreement to Abide by the Plan; Conflict between the Plan and this Agreement. The Plan is hereby incorporated by reference into this Agreement and is made a part hereof as though fully set forth in this Agreement. The Grantee, by execution of this Agreement, (i) represents that he or she is familiar with the terms and provisions of the Plan and (ii) agrees to abide by all of the terms and conditions of this Agreement and the Plan. The Grantee accepts as binding, conclusive and final all decisions or interpretations of the applicable Administrator of the Plan upon any question arising under the Plan, this Agreement (including, without limitation, the date of any termination of the Grantee’s employment with the Company and/or termination of Continuous Status). In the event of any conflict between the Plan and this Agreement, the Plan shall control, and this Agreement shall be deemed to be modified accordingly.
10.Assurances. The Grantee agrees, upon demand of the Company, to do all acts and execute, deliver and perform all additional documents, instruments and agreements that may be required by the Company to implement the provisions and purposes of this Agreement.
11.Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements. This Agreement is governed by applicable federal laws and the laws of the State of Delaware without regard to its conflict of law principles.
12.Notices and Electronic Delivery. The Company may, in its sole discretion, deliver any documents or notices related to this Agreement, the Shares, the Grantee’s participation in the Plan, or future Awards that may be granted to the Grantee under the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and to the Grantee’s participation in the Plan through the E*TRADE Employee Stock Plan Account or any successor online or electronic system established and maintained by the Company or another third party designated by the Company.
13.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
14.Amendments. This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto, or as otherwise provided under the Plan.
15.Fractional Shares. The Company shall not be required to issue any fractional Shares pursuant to this Agreement, and the Company may round fractions down.

16.No Entitlement or Claims for Compensation.
(a)The grant of the Award under the Plan is voluntary and occasional and does not create any contractual or other right to receive future grants of equity awards, or benefits in lieu of them, even if equity awards have been granted repeatedly in the past;
(b)the Grantee is voluntarily participating in the Plan;
(c)the Award and any Shares acquired under the Plan are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or any Parent or Subsidiary and which are outside the scope of the Grantee’s employment contract, if any;
(d)the Award and any Shares acquired under the Plan are not to be considered part of the Grantee’s normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, payment in lieu of notice, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(e)the Award and the Shares subject to the Award are not intended to replace any pension rights or compensation;
(f)the grant of the Award and the Grantee’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Company or any Parent or Subsidiary;
(g)the future value of the underlying Shares is unknown and cannot be predicted with certainty. If the Grantee vests in the Award and acquires Shares, the value of the acquired Shares may increase or decrease;
(h)the Grantee understands that the Company is not responsible for any foreign exchange fluctuation between the United States Dollar and the Grantee’s local currency that may affect the value of the Award or the Shares; and
(i)consideration of the grant of the Award, the Grantee shall have no rights, claim or entitlement to compensation or damages from the forfeiture of the Award or diminution in the value of the Award or any of the Shares issuable under the Award as a result of the Grantee’s cessation of service for any reason whatsoever (whether or not in breach of contract or local labor law) or notice to terminate service having been given by either the Grantee or the Company, and the Grantee irrevocably releases the Company from any such rights, entitlement or claims that may arise. If, notwithstanding the foregoing, any such right or claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Grantee shall be deemed to have irrevocably waived the Grantee’s entitlement to pursue such rights or claim.
17.Further Assistance. The Grantee will provide assistance reasonably requested by the Company in connection with actions taken by the Grantee while providing services to the Company, including, but not limited to, assistance in connection with any lawsuits or other claims against the Company arising from events during the period in which the Grantee was employed.

18.Forfeiture and Clawback.
(a)Notwithstanding anything to the contrary contained herein, this Agreement shall expire and be cancelled, and the Grantee shall not vest in any Restricted Units, and the Restricted Units shall be cancelled, if the Grantee violates the terms of any confidentiality, non-solicit or non-compete obligation, or any other restrictive covenant set forth in any agreement between the Grantee and the Company or any of its Subsidiaries or affiliates, or otherwise pursuant to any written policy of the Company or any of its Subsidiaries or affiliates.
(a)Notwithstanding any provision in this Agreement to the contrary, any compensation, payments or benefits provided hereunder (or profits realized from the sale of the Shares delivered hereunder), whether in the form of cash or otherwise, shall be subject to recoupment and recapture to the extent necessary to comply with the requirements of any Company-adopted policy and/or laws or regulations, including, but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Exchange Act, Section 304 of the Sarbanes Oxley Act of 2002, the New York Stock Exchange Listed Company Manual or any rules or regulations promulgated thereunder with respect to such laws, regulations and/or securities exchange listing requirements, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to this grant and recovery of amounts relating thereto. By executing this Agreement, the Grantee agrees and acknowledges that he or she is obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover, recoup or recapture this grant of the Restricted Units and any other Awards granted to the Grantee under the Plan or any other equity and cash incentive plan of the Company payable or earned after the date of this Agreement pursuant to such law, government regulation, stock exchange listing requirement or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover, recoup or recapture this grant of the Restricted Units or amounts paid under the Plan from the Grantee’s accounts, or pending or future compensation or other grants.
19.Data Privacy.
(a)The Grantee hereby explicitly and unambiguously consents to the collection, use, disclosure and transfer, in electronic or other form, of his or her personal data as described in this Agreement by and among, as applicable, the Company and its Parent and Subsidiaries for the exclusive purpose of implementing, administering and managing his or her participation in the Plan.
(b)Grantee understands that the Company and its Parent and Subsidiaries, as applicable, hold certain personal information about him or her regarding the Grantee’s employment, the nature and amount of the Grantee’s compensation and the fact and conditions of the Grantee’s participation in the Plan, including, but not limited to, his or her name, home address, telephone number and e-mail address, date of birth, social insurance number or other identification number, salary, nationality, job title, any equity or directorships held in the Company and its Parent and Subsidiaries, details of all options or any other entitlement to equity awarded, canceled, exercised, vested, unvested or outstanding in his or her favor, for the purpose of implementing, administering and managing the Plan (the “Data”).
(c)The Grantee understands that the Data may be transferred to the Company, its Parent and Subsidiaries and any third parties assisting in the implementation, administration and management of the

Plan, that these recipients may be located in his or her country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than his or her country. Grantee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party. The Grantee understands that the Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Grantee understands that he or she may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. The Grantee understands, however, that refusing or withdrawing the Grantee’s consent may affect his or her ability to participate in the Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that he or she may contact his or her local human resources representative.
20.Section 409A.
(a)This Agreement is intended to either (i) qualify for the short-term deferral exemption under Section 409A or (ii) satisfy the requirements of Section 409A. This Agreement shall be interpreted, administered and construed in a manner consistent with that intent. Notwithstanding the foregoing, if the Company determines that any provision of this Agreement or the Plan contravenes Section 409A or could cause the Grantee to incur any tax, interest or penalties under Section 409A, the Committee may, in its sole discretion and without the Grantee’s consent, modify such provision to (x) comply with, or avoid being subject to, Section 409A, or to avoid the incurrence of any taxes, interest and penalties under Section 409A, or (y) maintain, to the maximum extent practicable, the original intent and economic benefit to the Grantees of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A. This Section 20 does not create an obligation of the Company to modify the Plan or this Agreement and does not guarantee that the Restricted Units will not be subject to taxes, interest and penalties under Section 409A.
(b)If the Grantee is a “specified employee” as defined under Section 409A and the Shares are to be settled on account of the Grantee’s separation from service (for reasons other than death) and such Shares constitute “deferred compensation” as defined under Section 409A, then any portion of the Shares that would otherwise be settled during the 6-month period commencing on the Grantee’s separation from service shall be settled as soon as practicable following the conclusion of the 6-month period (or following the Grantee’s death if it occurs during such 6-month period).
(c)Notwithstanding anything in this Agreement to contrary, in the event the Shares remain outstanding following the Grantee’s “separation from service” as defined in Treas. Reg. § 1.409A-1(h), and settle on or after the Vesting Date, the Shares shall settle no later than December 31 of the year in which the Vesting Date occurs.
21.Power of Attorney. The Grantee hereby grants to the Company a power of attorney and declares that the Company shall be the attorney-in-fact to act for and on behalf of the Grantee, to act in his or her name, place and stead, in connection with any and all transfers of Shares and associated rights hereunder, whether or not vested, to the Company pursuant to this Agreement, including in the event of the Grantee’s termination.
22.Appendices. Notwithstanding anything in this Agreement to the contrary, if the Grantee resides outside of the United States, certain additional terms and conditions in the attached appendix (“Appendix A”) may apply to the Grantee and this Award. If the Grantee relocates from the United States to a country outside the United States or relocates between the jurisdictions specified in Appendix A, additional terms and conditions, as applicable, may apply to the Grantee, to the extent that the Committee determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Appendix A constitutes part of this Agreement.
Acknowledgements. By executing this Agreement, the Grantee acknowledges receipt of a copy of the Plan and the prospectus relating to the Restricted Units and agrees to be bound by the terms and conditions set forth in this Agreement and the Plan, as in effect and/or amended from time to time. Electronic acceptance of this Agreement by the Grantee pursuant to the Company’s instructions to the Grantee (including through the Company’s E*TRADE Employee Stock Plan Account) shall constitute execution of this Agreement by the Company and the Grantee.

APPENDIX A
General Terms Applicable to Awards Granted to Grantees Outside the U.S.
The following country-specific notices, disclaimers, and terms and conditions apply to Grantees in the jurisdictions or countries listed below and may be material to the Grantee’s grant of Restricted Units under the Plan.
Such information may apply if the Grantee resides or works in, moves to or otherwise becomes subject to the laws or Company policies of, a particular country while holding Restricted Units received under the Plan. In any such case, the Company may also withhold or account for tax or related liabilities in more than one jurisdiction. The Grantee is solely responsible for any obligations outlined below. As local laws are often complex and change frequently and the information provided is general in nature and may not apply to the Grantee’s specific situation, the Company cannot assure the Grantee of any particular result, and the Grantee should seek his or her own professional legal and tax advice.
In the event of a conflict between a term of this Appendix applicable to a Grantee and a term of the Agreement, the applicable term of this Appendix shall prevail. Capitalized terms not defined in this Appendix as they relate to the Agreement have the meanings set forth in the Plan or the Agreement.
Australia
The following provisions apply to each Grantee who is employed or resident in Australia, or who is or may become subject to Australian taxes (individually, an “Australian Grantee,” and collectively, the “Australian Grantees”).
1.Employee Share Scheme. The offer of Restricted Units and Shares under the Agreement and the Plan is made to the Australian Grantee under Division 1A of Part 7.12 of the Corporations Act 2001(Cth). Without limitation to any other express or implied purpose of the Plan and the Agreement, the Australian Grantee acknowledges that a purpose of the Plan and the Agreement is to promote mutual interdependence with the Grantee as an Employee.
2.Tax Deferral. Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies to the grant of this Award.
3.Tax Withholding and Employment Taxes. Notwithstanding anything in Section 6 of the Agreement to the contrary, the Company, and not the Grantee, shall be responsible for any employment taxes that may arise as a result of the transactions contemplated by the Agreement as required by Australian law.

Additional Australian citizen and resident provisions
The following provisions apply where the Grantee is an Australian citizen or is a person ordinarily resident within Australia.
4.Exercise of Discretion. In exercising any discretions under the Plan or Agreement, the Company or its delegate (as applicable) shall only do so in a manner that it reasonably believes: (a) would not cause significant imbalance in the parties’ rights and obligations under the Plan or Agreement; (b) is reasonably necessary in order to protect the legitimate interests of the Company; (c) would not cause detriment to the Grantee; or (d) any combination of the circumstances set out in (a) to (c) are satisfied. Without limitation, the Company or its delegate (as applicable) is taken to satisfy this provision where it believes that the exercise of discretion is consistent with or prudent, desirable or necessary for the Company’s commercial interests, goodwill, reputation or compliance with applicable laws, regulations, regulatory guidance, instruction or direction or accepted industry practice.
5.Exclusions of Liability. Section 16(i) of the Agreement does not apply to limit the Grantee’s recourse insofar as the right, claim or entitlement to compensation or damages arises directly as a result of the Company or its agents’ fraud, gross negligence or willful misconduct, and the Grantee is not taken to have waived such entitlement to pursue such rights or claims. This provision does not create any right, claim or entitlement in relation to indirect or consequential losses including with respect to economic opportunity.
6.Terms of the Agreement and the Plan. Section 11 of the Agreement is amended by omitting the words “The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements.” and substituting them with the words “The Plan and this Agreement constitute the principal terms of the agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior written undertakings and agreements.”.
7.No Diminution of Statutory Protections. Nothing in the Plan or the Agreement is intended to exclude liability or rights under or impose any obligations that are inconsistent with, or contrary to, any statutory protections that apply, including those intended to protect consumers or small businesses and that may not be excluded by agreement between the parties. Any provisions of the Plan or the Agreement are to be interpreted so that any applicable statutory protections prevail to the extent of any inconsistencies or conflict.
Belgium
1.Termination of Employment. Section 4(b)(i) of the Agreement is amended by omitting the words “The Grantee’s Continuous Status terminates by reason of the Grantee’s permanent and total disability or death (as defined in Section 22(e)(3) of the Code), the Award shall vest immediately, to the extent not previously vested.” and substituting them with the words “The Grantee’s Continuous Status terminates by reason of the Grantee’s permanent incapacity for work or death, the Award shall vest immediately, to the extent not previously vested.”

2.Income Taxes and Social Contributions. The Grantee acknowledges that any income for federal, state or local income tax purposes that the Grantee is required to recognize on account of the vesting and settlement of the Restricted Units to the Grantee may be subject to withholding of tax by the Company and/or any Subsidiary as required by law. The Grantee acknowledges that the Grantee, not the Company and/or any Subsidiary, shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement. If the Grantee has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Grantee acknowledges that the Company and/or any Subsidiary may be required to collect, withhold or account for taxes in more than one jurisdiction. If any social contributions are due on the Restricted Units, the Grantee acknowledges that the Company and/or any Subsidiary may be required to withhold the social contributions from the Restricted Units.
3.Data Privacy. Section 19 of the Agreement is deleted and replaced with the following with respect to Participants in Belgium:
The Grantee understands that his or her personal data will be collected, used, disclosed and transferred, in electronic or other form (the “Processing”, “Processes”), as described in this Agreement, by, the Company (acting as data controller) for the exclusive purpose of implementing, administering and managing his or her participation in the Plan. This Processing is done on the basis of the Company’s legitimate interest to ensure the appropriate functioning of the Plan and rewarding of the Grantee.
Grantee understands that the Company holds certain personal information about him or her regarding the Grantee’s employment, the nature and amount of the Grantee’s compensation and the fact and conditions of the Grantee’s participation in the Plan, including, but not limited to, his or her name, home address, telephone number and e-mail address, date of birth, social insurance number or other identification number, salary, nationality, job title, any equity or directorships held in the Company and its Parent and Subsidiaries, details of all options or any other entitlement to equity awarded, canceled, exercised, vested, unvested or outstanding in his or her favor, for the purpose of implementing, administering and managing the Plan (the “Data”). To a limited extent, Data may be obtained through the Company’s Subsidiaries.
The Grantee understands that the Data may be transferred to the Company’s Subsidiaries and to any third parties directly assisting in the implementation, administration and management of the Plan such as [●](the “Recipients”). The Grantee understands that these Recipients may be located in his or her country, or elsewhere, and that the Recipients’ country may have different data privacy laws and protections than his or her country of establishment. Grantee understands that he or she may request a list with the names and addresses of any potential Recipients of the Data by contacting the Grantee’s local human resources representative. Where the Data are transferred to a country outside the European Economic Area to which no adequacy decision applies, the Company shall ensure that an appropriate mechanism for such transfer is in place, which shall be the EU standard contractual clauses unless otherwise notified to the Grantee.

The Grantee understands that the Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan[, and at most for a period of one (1) year following the end of such participation].
The Grantee understands that he or she may, at any time, view the Data, request additional information about the Processing of the Data, require any necessary rectification of the Data, request to receive the Data and have it transmitted to another entity, request the erasure of the Data, request the restriction of the Processing and object to the Processing, in any case subject to any limitations in applicable data protection law, by contacting in writing his or her local human resources representative. In addition, the Grantee has the right to lodge a complaint with the relevant data protection authority.
[The Grantee may find additional information about the Processing here [insert URL to employee-specific Privacy Policy if relevant].] For any additional questions about the Processing, the Grantee can contact his or her local human resources representative[, or data protection officer (at [●])].
Canada
The following provisions apply to each Participant who is employed or resident in Canada, or who is or may become subject to Canadian taxes (individually, a “Canadian Participant,” and collectively, the “Canadian Participants”).
1.Settlement. For the purposes of this Agreement and as applicable to any Canadian Participant, Section 9 of the Plan and Section 3 of this Agreement shall be construed so that a Canadian Participant has a right to settlement of the Restricted Units in the form of Shares issued by the Company and the Restricted Units shall not be settled in cash or consideration other than in the form of Shares issued by the Company, unless (a) approved by the Canadian Participant, or (b) it is determined by the Committee at the time of grant that such Restricted Units are intended to be settled in cash or Shares purchased on the secondary market and such Restricted Units shall be settled no later than December 31 of the third calendar year following the year that services in respect of which the Award is granted were rendered.

2.No Deferral Arrangement. It is intended that any Restricted Units under the Plan and this Agreement shall not be or become a “salary deferral arrangement” as defined in the Income Tax Act (Canada), in respect of any Canadian Participant. The Plan and this Agreement shall be construed, administered and governed in a manner that effects such intent, and the Company shall not take any action that is inconsistent with such intent in respect of any Canadian Participant.
Germany
The following provisions apply to each Grantee who (i) is employed by a German Affiliate, (ii) is a resident of Germany with respect to the tax laws of Germany and the treaty between the government of the United States of America and the government of Germany for the avoidance of double taxation (Doppelbesteuerungsabkommen), dated as of 28 December 2007 (the “Treaty”), and will continue to remain a resident of Germany until the rights in the vested Shares come to an end or (iii) is or may become subject to German taxes (individually, a “German Grantee,” and collectively, the “German Grantees”).
1.Income Taxes. Section 6 of the Agreement shall be amended with respect to German Grantees so that references to “taxes” shall be deemed to include social security contributions and any other duties or levies claimed by any governmental or public authorities and institutions.
2.Foreign Exchange Reporting Obligations. The German Grantee is required to notify the German Federal Central Bank of single cross-border payments (both inbound and outbound) over EUR 50,000.00 for statistical purposes. The online filing portal can be accessed at the website of the German Federal Central Bank.
3.Forfeiture and Clawback. Section 18 of the Agreement is amended by omitting the words “Notwithstanding anything to the contrary contained herein, this Agreement shall expire and be cancelled, and the Grantee shall not vest in any Restricted Units, and the Restricted Units shall be cancelled, if the Grantee violates the terms of any confidentiality, non-solicit or non-compete obligation, or any other restrictive covenant set forth in any agreement between the Grantee and the Company or any of its Subsidiaries or affiliates, or otherwise pursuant to any written policy of the Company or any of its Subsidiaries or affiliates.” and be replaced with “Notwithstanding anything to the contrary contained herein, this Agreement shall expire and be cancelled, and the Grantee shall not vest in any Restricted Units, and the Restricted Units shall be cancelled, for intentional or grossly negligent misconduct.”
Italy
The following provisions apply to each Grantee who is employed in Italy, or who is or may become employed (the “Italian Employee”) or otherwise works for on a non-employment basis and provides Services to any Subsidiary in Italy (the “Non-Employee”) subject to Italian taxes (individually, an “Italian Grantee,” and collectively, the “Italian Grantees”).
1.Nature of Grant. Nothing in the Plan or the Agreement will create, in relation to a Non-Employee, an employer-employee relationship between the Company and any Italian Grantee. Furthermore, the Italian Grantee understands that the Company has unilaterally and discretionally decided to grant the Restricted Units under the Plan to the Italian Grantee. Consequently, the Italian Grantee acknowledges and agrees that the grant of the Restricted Units, unless otherwise required by a mandatory provision of law, shall not become a part of their employment contracts or constitute a component of their “salary” or part of their ordinary compensation, remuneration, wages, allowances or emoluments. Accordingly, the Award (or its money equivalent) will not be considered to calculate benefits, such as severance, resignation, termination, redundancy, end of service payments, gratuity, provident fund, bonuses, long-service awards, pension or retirement benefits, overtime, leave pay or other benefits under applicable Italian labor and employment laws. Furthermore, the benefits received cannot be considered for any dismissal claims.

2.Data Privacy. Section 19 of the Agreement is deleted and replaced with the following with respect to Italian Participants:

The Italian Grantee acknowledges and agrees to having read and understood the following data protection provisions as applicable to Italian Grantees.
The Italian Grantee acknowledges and agrees that the Company, including any Subsidiary or Affiliate, in its capacity as “Data Controller,” may hold certain personal information about the Italian Grantee, including, but not limited to, the Italian Grantee’s name, home address and telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality or job title (the “Data”) for the exclusive purpose of implementing, administering and managing the participation in the Plan. The Italian Grantee is aware that providing the Company with the Data is necessary for the performance of this Agreement and that the Italian Grantee’s refusal to provide the Data would make it impossible for the Company to perform its contractual obligations and may affect the Italian Grantee’s ability to participate in the Plan. The Italian Grantee’s Data will be collected and processed in accordance with the applicable laws and regulations, including the EU Regulation no. 679/2016 (GDPR) and Legislative Decree no. 196/2003 as amended by the Legislative Decree no. 101/2018 and subsequent amendments (the “Data Protection Law”). The Italian Grantee understands that the Data will be held only as long as is required by law or as necessary to implement, administer and manage the Italian Grantee’s participation in the Plan.
Where the Grantees are located outside the European Economic Area in a country which does not ensure an adequate level of protection for personal data, the Company or the Affiliates, as the case may be, will enter into legally binding transfer agreements with the relevant recipients in the form of the EU Commission’s approved model clauses, if the Company determines it necessary in order to comply with applicable law. In this respect, the Italian Grantee has a right to request copies of the relevant documents enabling the Data transfer(s) towards such countries by writing to the Company or the Affiliates, as the case may be.
In accordance with the Data Protection Law, the Italian Grantee may view the Data, request information about the storage and processing of the Data, request any corrections to the Data, request the Data to be erased or that the data-processing be restricted if the Data can no longer be legitimately held or processed. The Italian Grantee has a right of objection and a right to data portability under the conditions set forth in the Data Protection Law. The Italian Grantee also acknowledges the existence of their right to lodge a complaint with the Garante per la protezione dei dati personali (GPDP) at the following address: Piazza Venezia 11-00187 Roma or via legal certified email (PEC) at protocollo@pec.gpdp.it.
3.Foreign Assets Account Reporting Information. Italian Grantees holding investments or financial assets outside of Italy during any fiscal year (including Shares received upon vesting of the Restricted Units under the Plan), which may generate income taxable in Italy, are required to report such investments or assets in their annual tax return for such fiscal year (on Redditi Persone Fisiche Form, RW Schedule, or on a special form if the Italian Grantee are not required to file a tax return). This also applies to Italian Grantees who are beneficial owners of such investments or assets, even if the Italian Grantees do not directly hold the investments or assets.
4.Foreign Financial Assets Tax. Individuals, resident in Italy for tax purposes holding financial products, including the Shares, outside of the Italian territory are required to declare in their own annual tax return and pay a wealth tax (“IVAFE”).
The tax applies on the market value at the end of the relevant year (or, if earlier, at the end of the holding period) or – in the lack of the market value – on the basis of face value or redemption value, or in the case the face or redemption values cannot be determined, on the basis of purchase value of the financial assets held outside of the Italian territory. Taxpayers can generally deduct from the tax a tax credit equal to any wealth taxes paid in the State where the financial products are held (up to the amount of the Italian wealth tax due).
Financial assets (including the Shares) held abroad are excluded from the scope of IVAFE if they are administered by Italian financial intermediaries pursuant to an administration agreement and the items of income derived from such instruments have been subject to tax by the same intermediaries. Italian Grantees should consult their personal tax advisor about the foreign financial assets tax.

Japan
The following provisions apply to each Grantee who is employed or resident in Japan (individually, a “Japanese Grantee,” and collectively, the “Japanese Grantees”).
1.Nature of Grant. The Japanese Grantee acknowledges and understands that (a) this Award by the Company is wholly discretionary, is not a term or condition of their employment, and does not form part of their contract of employment; (b) any benefits from this Award will not be considered a term or condition of employment and will not form a part of their pay or remuneration eligible for determining pension payments or for any other purposes; and (c) acceptance of Awards can be determined on a discretionary basis by the Grantee.

2.Securities Law Information. The Company and the Japanese Grantee acknowledge and agree that this Award is intended to fall under the exemption of a public offering of securities for which the submission of a securities registration statement is required under the Financial Instruments and Exchange Act of Japan.

3.Foreign Exchange Control. If the value of the Shares exceeds JPY 100 million upon vesting of the Restricted Units that the Japanese Grantee receives, the Japanese Grantee must submit a post-facto report to the Bank of Japan regardless of whether newly issued shares or treasury shares are used, within 20 days from the latter of the acquisition or transfer date, in principle.

4.Personal Data Privacy. Section 19 of this Agreement shall apply to the extent compliant with Japanese law, including the Act on the Protection of Personal Information. The Japanese Grantee acknowledges and understands that the Data of the Japanese Grantee held by the Japanese Subsidiaries of the Company may be transferred outside Japan including the United States in accordance with the provisions of Section 17. For information on the personal data privacy laws and regulations in the United States, please refer to the link below or seek explanation separately from the Japanese Subsidiaries: https://www.ppc.go.jp/enforcement/infoprovision/laws/offshore_report_america/#method

The Netherlands
The following country-specific terms and conditions apply to each Grantee who is employed in or resident for tax purposes in the Netherlands, or who is or may become subject to Dutch taxes (individually, a “Dutch Grantee,” and collectively, the “Dutch Grantees”). In any such case, the Company and/or any Subsidiary of the Company may also withhold or account for tax or related liabilities in more than one jurisdiction. The Dutch Grantee is solely responsible for any obligations outlined below. As local laws are often complex and change frequently and the information provided is general in nature and may not apply to the Dutch Grantee’s specific situation, the Company cannot assure the Dutch Grantee of any particular result, and the Dutch Grantee should seek his or her own professional legal and tax advice. In the event of a conflict between a term of this Appendix applicable to a Dutch Grantee and a term of an Award Agreement of such Dutch Grantee, the applicable term of this Appendix shall prevail.
1.Termination of Employment. Section 4(b)(i) of the Agreement is amended by the following with respect to Dutch Grantees:
The Grantee’s Continuous Status terminates by reason of the Grantee’s “permanent and total disability” (permanente of langdurige arbeidsongeschiktheid, as referred to in the Dutch Civil Code (“DCC”) and other applicable (social security) legislation and regulations (that exceeds or is reasonably expected to exceed a period of two years without any prospect of recovery within six months after such period) or death, the Award shall vest immediately, to the extent not previously vested. Any payments due to a deceased Grantee, if any, shall be paid to his or her estate.
2.No Guarantee of Continued Employment. Section 7 of the Agreement is amended by the following with respect to Dutch Grantees:
THE GRANTEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE SHARES PURSUANT TO THIS AGREEMENT WILL OCCUR THROUGH THE LAPSE OF THE VESTING SCHEDULE SET FORTH HEREIN AND BY CONTINUING AS AN EMPLOYEE, NON-EMPLOYEE DIRECTOR OR CONSULTANT, AS APPLICABLE (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THE RESTRICTED UNITS OR ACQUIRING SHARES HEREUNDER). THE GRANTEE FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH THE GRANTEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE THE GRANTEE’S RELATIONSHIP WITH THE COMPANY AT ANY TIME, IN ACCORDANCE WITH APPLICABLE LAW.

3.Data Privacy. Section 19 of the Agreement is deleted and replaced with the following with respect to Dutch Grantees:
The Dutch Grantee acknowledges and agrees to having read and understood the following data protection information as applicable to Dutch Grantees.
In accordance with Regulation (EU) 2016/679 of the European Parliament and Council of April 27, 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (the “General Data Protection Regulation”), as well as any other data protection law applicable in the Netherlands (collectively hereinafter the “Data Protection Laws”), the Dutch Grantee acknowledges and agrees to the collection, use and transfer, in electronic or other form, of the Dutch Grantee’s personal data by and among, as applicable, the Company and its Affiliates (in the applicable entity’s capacity as the “Data Controller”) for the exclusive purpose of implementing, administering and managing the Dutch Grantee’s participation in the Plan.
The Company stores the Data in controlled-access, centralized databases, secure paper and electronic files. The access is limited to authorized users subject to a confidentiality duty, such as the human resources department, the accounting department, or the Company’s manager, on a need to know basis.
The Dutch Grantee understands and acknowledges that the Company and its Affiliates may hold the Dutch Grantee’s Data. The Dutch Grantee’s Data includes: the Dutch Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, and details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Dutch Grantee’s favor.
The Dutch Grantee may, at his or her discretion, refuse to communicate the Dutch Grantee’s Data to the Company. In this event, however, the Company may reject the Luxembourg Dutch’s participation in the Plan.
Personal data supplied by the Dutch Grantee is processed in order to perform any pre-contractual measures necessary for the performance of the Agreement and for the legitimate interests of the Company and to comply with the legal obligations imposed on the Company.
In particular, the personal data supplied by the Dutch Grantee is processed for the purpose of (a) implementing, managing and administering the Dutch Grantee’s participation in the Company and (b) complying with applicable anti-money laundering rules and other legal obligations.
The “legitimate interests” referred to above of the Company and its Affiliates include the ability to provide, in the event of a dispute, proof of a transaction or any commercial communication in connection with any proposed purchase, merger or acquisition of any part of the Company’s business.
The Dutch Grantee understands and acknowledges that the Company and its Affiliates may transfer the Dutch Grantee’s Data amongst themselves as necessary to implement, administer and manage the Dutch Grantee’s participation in this Plan, and the Company and its Affiliates may transfer the Dutch Grantee’s Data to third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Dutch Grantee’s country or elsewhere, and that any recipient’s country may have different data privacy laws and protections than the Dutch Grantee’s country. By accepting this Award, the Dutch Grantee understands that the recipients, as data processors (when processing the Dutch Grantee’s Data upon instructions from the Data Controller or the recipients), or as distinct data controllers (when processing the personal data for their own purposes, namely fulfilling their own legal obligations), shall receive, possess, use, retain and transfer the Dutch Grantee’s Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Dutch Grantee’s participation in the Plan. Furthermore, the Dutch Grantee acknowledges and understands that the transfer of the Dutch Grantee’s Data to the Company or to any third parties is necessary for the Dutch Grantee’s participation in the Plan.
Where the recipients are located outside the European Economic Area in a country which does not ensure an adequate level of protection for personal data, the Company or the Affiliates, as the case may be, will enter into legally binding transfer agreements with the relevant recipients in the form of the EU Commission’s approved model clauses, if the Company determines it necessary in order to comply with applicable law. In this respect, the Dutch Grantee has a right to request copies of the relevant documents enabling the Data transfer(s) towards such countries by writing to the Company or the Affiliates, as the case may be.
The Dutch Grantee’s Data will be stored for the duration of the Agreement and thereafter until legal claims are barred under the statute of limitations.
The Company and the Affiliates may also transfer the Dutch Grantee’s Data to third parties such as governmental or regulatory agencies, including tax authorities, in or outside the European Union, in accordance with applicable laws and regulations.
The Dutch Grantee may view the Dutch Grantee’s Data, request information about the storage and processing of the Dutch Grantee’s Data, request any corrections to the Dutch Grantee’s Data, request that his or her Data be erased or that the data processing be restricted if the Data can no longer be legitimately held or processed. The Dutch Grantee further has a right of objection and a right to data portability under the conditions set forth in the Data Protection Laws. The Dutch Grantee may exercise these rights (in any case, without cost to the Dutch Grantee) by contacting the relevant line manager in writing. The Dutch Grantee also acknowledges the existence of his or her right to lodge a complaint with the Dutch Data Protection Authority or with any competent data protection supervisory authority of their EU Member State of residence.

4.Payment. Save any applicable Dutch law, payments made under this Agreement to any Dutch Grantee shall not be construed as wages to be included in any calculation method for any statutory severance payment (transitievergoeding (Section 7:673 DCC)) and reasonable allowance (billijke vergoeding (Section 7:681 DCC)), if and to the extent such were to become applicable.

5.Taxation. Dutch Grantees shall be liable for all Dutch income tax and employee social security premiums chargeable on any assessable income deriving from the Award (including for the avoidance of doubt any dividend equivalents). Dutch income (and wage withholding tax) and social security charges shall be levied on the fair market value of the Award on the date of Vesting and on any payment of accrued dividend equivalent. Each Dutch Grantee acknowledges that (a) the Company and/or the Dutch Grantee’s local employing entity may have an obligation to withhold applicable (Dutch) tax on income deriving from the Award (including dividend equivalents), and (b) neither the Company nor the Dutch Grantee’s local employing entity shall have an obligation to indemnify the Dutch Grantee with respect thereto. Where in the Agreement or the Plan, as applicable, reference is made to any tax withholding obligation of the Company, such reference shall also include any tax withholding obligation of another person (including the local employing entity of the Dutch Grantee). This means, for the avoidance of doubt, that if a person other than the Company has a tax withholding obligation in connection with the grant, vesting or settlement of an Award (including in respect of dividend equivalents), Section 6 (Income Taxes) of the Agreement and Section 12 (Stock Withholding to Satisfy Withholding Tax Obligations) of the Plan will be applied (mutatis mutandis) as if this obligation of that other person would be a tax withholding obligation of the Company. At the Dutch Grantee’s discretion (i) he or she may satisfy any withholding obligations in respect of the Award by paying such amounts, in cash, to the Company or any other person (such as the local employer entity) as designated by the Company, in which case the Dutch Grantee shall be entitled to receive the full number of Shares to which he or she is entitled upon settlement of the Award or (ii) may elect to have the Company withhold from the Shares to be issued, if any, such number of Shares having a Fair Market Value equal to the amount required to be withhold in respect of the Award.
Singapore
The following provisions apply to each Participant who is employed or resident in Singapore, or who is or may become, subject to Singapore taxes (individually, a “Singapore Participant,” and collectively, the “Singapore Participants”).
1.Acknowledgement; Restrictions. The Singapore Participant acknowledges that this Agreement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this Agreement and any other document or materials in connection with the offer or sale, or invitation for subscription or purchase of the Restricted Units or the underlying Shares thereof may not be circulated or distributed. Nor may the Restricted Units or the underlying Shares thereof be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than pursuant to, and in accordance with the conditions of, an exemption under any provision of Subdivision (4) of Division 1 of Part 13 of the Securities and Futures Act 2001 of Singapore.

The Restricted Units or the underlying Shares thereof are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
2. Data Privacy. For the purposes of Section 17, the term “use” will be deemed to include “disclosure” (or its derivatives or variants, such as “disclose” (as the case may be)).
Spain
The following provisions apply to each Participant who is employed in or resident in Spain for tax purposes in Spain, or who is or may become subject to Spanish taxes (individually, a “Spanish Participant,” and collectively, the “Spanish Participants”).
1.Personal Data Privacy. Section 19 of the Agreement is deleted and replaced with the following with respect to Spanish Participants:
The Spanish Participant acknowledges and agrees to having read and understood the following data protection information as applicable to Spanish Participants.
In accordance with Regulation (EU) 2016/679 of the European Parliament and Council of April 27, 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (the “General Data Protection Regulation”), Spanish Organic Act 3/2018, of 5 December, on Personal Data Protection and the Safeguard of Digital Rights, as well as any other data protection law applicable in Spain (collectively hereinafter the “Data Protection Laws”), the Spanish Participant acknowledges and agrees to the collection, use and transfer, in electronic or other form, of the Spanish Participant’s personal data (the “Data”) by and among, as applicable, the Company and its Affiliates (in the applicable entity’s capacity as the “Data Controller”) for the exclusive purpose of implementing, administering and managing the Spanish Participant’s participation in the Plan.
The Company stores the Data in controlled-access, centralized databases, secure paper and electronic files. The access is limited to authorized users subject to a confidentiality duty, such as the human resources department, the accounting department or the Company’s manager, on a need to know basis.
The Spanish Participant understands and acknowledges that the Company and its Affiliates may hold the Spanish Participant’s Data. The Spanish Participant’s Data includes: the Spanish Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, and details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Spanish Participant’s favor.

The Spanish Participant may, at his or her discretion, refuse to communicate the Spanish Participant’s Data to the Company. In this event, however, the Company may reject the Spanish’s participation in the Plan.
The Data supplied by the Spanish Participant is processed in order to perform any pre-contractual measures necessary for the performance of the Agreement, for the performance of the Agreement itself, and for the legitimate interests of the Company and to comply with the legal obligations imposed on the Company.
In particular, the Data supplied by the Spanish Participant is processed for the purpose of (a) implementing, managing and administering the Spanish Participant’s participation in the Plan and (b) complying with applicable anti-money laundering rules and other legal obligations.
The “legitimate interests” referred to above of the Company and its Affiliates include the ability to provide, in the event of a dispute, proof of a transaction or any commercial communication in connection with any proposed purchase, merger or acquisition of any part of the Company’s business.
The Spanish Participant understands and acknowledges that the Company and its Affiliates may transfer the Spanish Participant’s Data amongst themselves as necessary to implement, administer and manage the Spanish Participant’s participation in this Plan, and the Company and its Affiliates may transfer the Spanish Participant’s Data to third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Spain or elsewhere, and that any recipient’s country may have different data privacy laws and protections than the Spanish Participant’s country. By accepting this Award, the Spanish Participant understands that the recipients, as data processors (when processing the Spanish Participant’s Data upon instructions from the Data Controller or the recipients), or as distinct data controllers (when processing the personal data for their own purposes, namely fulfilling their own legal obligations), shall receive, possess, use, retain and transfer the Spanish Participant’s Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Spanish Participant’s participation in the Plan. Furthermore, the Spanish Participant acknowledges and understands that the transfer of the Spanish Participant’s Data to the Company or to any third parties is necessary for the Spanish Participant’s participation in the Plan.
Where the recipients are located outside the European Economic Area in a country which does not ensure an adequate level of protection for personal data, the Company or the Affiliates, as the case may be, will enter into legally binding transfer agreements with the relevant recipients in the form of the EU Commission’s approved model clauses, if the Company determines it necessary in order to comply with applicable law. In this respect, the Spanish Participant has a right to request copies of the relevant documents enabling the Data transfer(s) towards such countries by writing to the Company or the Affiliates, as the case may be.

The Spanish Participant’s Data will be stored for the duration of the Agreement and thereafter until legal claims are barred under the statute of limitations. Without prejudice to the above, the Personal Data shall remain blocked for the time period required by law, and the Company shall cease to have access thereto, except for the purpose of making the data available to the competent public authorities, courts and tribunals or the Public Prosecutor’s Office to address any liability potentially arising from the processing.
The Company and the Affiliates may also transfer the Spanish Participant’s Data to third parties such as governmental or regulatory agencies, including tax authorities, in or outside the European Union, in accordance with applicable laws and regulations.
Subject to certain restrictions, the Spanish Participant may view the Spanish Participant’s Data, request information about the storage and processing of the Spanish Participant’s Data, request any corrections to the Spanish Participant’s Data, request that his or her Data be erased or that the data processing be restricted if the Data can no longer be legitimately held or processed. The Spanish Participant further has a right of objection and a right to data portability under the conditions set forth in the Data Protection Laws. The Spanish Participant may exercise these rights (in any case, without cost to the Spanish Participant) by contacting [EMAIL] in writing. The Spanish Participant also acknowledges the existence of his or her right to lodge a complaint with Spanish Data Protection Agency (located at Calle Jorge Juan, 6 28001 Madrid, or through its website www.aepd.es).
2.Severance Calculations. Awards shall qualify as salary for all purposes and shall be factored in in the calculation of severance compensations.